EXHIBIT 99.1

Inuvo, Inc. Reports Net Income of $0.03 per share for the Third Quarter

CONWAY, AR, October 30, 2013 -- Inuvo, Inc. (NYSE MKT: INUV), an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices, today announced net income of $640,000 or $0.03 per basic and diluted share for the third quarter of 2013, an increase of 68% over the prior quarter and significantly improved over a net loss of $1.3 million, or $0.06 per share loss in the prior year.  Revenue for the third quarter of 2013 was $14.5 million, increasing from $13.1 million in the preceding quarter and compared to $15.5 million for the third quarter of 2012.  Adjusted EBITDA was $1.5 million, up from $848,000 in the previous quarter and an improvement of 43% compared to the third quarter of 2012.

"We had another solid and profitable quarter where sequentially, revenue increased 11%, operating expenses decreased 6%, net income grew by 68% and Adjusted EBITDA improved by 72%,” stated Richard Howe, Chairman and Chief Executive Officer of Inuvo. “These business results build on the momentum started at the beginning of the year and allow us the flexibility to continue to innovate within the markets we serve.”

Third Quarter 2013 Highlights
●	Net income of $640,000 or $0.03 per diluted share, compared to a net loss of $1.3 million or $0.06 loss per share in the third quarter of 2012.
●	Operating expense of $5.7 million, compared to $9.9 million in the third quarter of 2012.
●	Adjusted EBITDA, a non-GAAP measure, increased to $1.5 million compared to $1.0 million in the third quarter of 2012.
●	Net revenue for the Partner Network segment was $10.8 million and gross profit was $2.8 million, an increase of 67% and 229% from the third quarter of 2012, respectively.
●	Net revenue for the Owned and Operated Network segment was $3.7 million and gross profit was $3.5 million compared to $9.0 million net revenue and $7.9 million gross profit in third quarter 2012.
●	Launch of the second ALOT branded website at www.health.alot.com.

Inuvo manages the business along two segments, the Partner Network and Owned and Operated Network and effective with the third quarter 2013, the Company is now reporting its results in these two new segments. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets consumer websites and applications. This segment includes Inuvo’s mobile-ready ALOT websites, the ALOT Appbar and the BargainMatch CashBack application. The segments share the utilization of the company’s core technology platform.

Three-month financial results for the period ended September 30, 2013
Net revenues for the three months ended September 30, 2013, were $14.5 million, as compared to the $15.5 million reported in the three months ended September 30, 2012. The lower year over year revenue comparison for the quarter was due to the Owned and Operated Network segment, where revenue decreased to $3.7 million due primarily to a concerted effort to improve the profitability of the ALOT Appbar. Net revenue from the Partner Network segment was $10.8 million, a 67% increase over the same quarter last year. Total gross profit decreased to $6.3 million in the three months ended September 30, 2013 compared to $8.7 million for the same period of 2012 due to the decrease in the Owned and Operated Network segment revenue.

For the quarter ended September 30, 2013, Adjusted EBITDA, a non-GAAP measure, increased to $1.5 million compared to $1.0 million in the third quarter of 2012. The Company reported net income of $640,000, or $0.03 per diluted share, for the three months ended September 30, 2013, compared to a net loss of $1.3 million, or $0.06 per share loss, for the corresponding period last year.

Nine-month financial results for the period ended September 30, 2013
Net revenues for the first nine months of 2013 were $43.6 million, up from the $37.1 million reported in the same nine months of 2012. The Partner Network segment revenue increased 59% to $28.2 million over the same period in 2012. Net revenue from the Owned and Operated Network segment was $15.3 million, or 35% of total net revenues. Gross profit increased to $20.9 million in the nine months ended September 30, 2013 compared to $18.9 million the same period of 2012. The higher gross profit is due to the growth in the Partner Network.

For the nine months ended September 30, 2013, Adjusted EBITDA, a non-GAAP measure, increased to $3.7 million compared to $1.5 million in the same period of 2012. The Company reported net income of $730,000 for the nine months ended September 30, 2013 or $0.03 per diluted share, compared to a net loss of $6.2 million or a $0.30 per share loss for the corresponding period last year.

The Company's consolidated financial statements as of September 30, 2013 include the financial results of its Vertro subsidiary from March 2012 forward; the prior year periods do not contain financial results of the Vertro subsidiary for the first two months of 2012. Net income includes various adjustments and charges to the company’s discontinued operations in Europe. In the third quarter and nine-month period of 2013, this had a favorable effect on net income of $50,000  and $458,000, respectively. In the third quarter and nine-month period of 2012, adjustments to the company’s discontinued operations in Europe had a favorable effect on net income of $14,000 and and an unfavorable effect of $143,000, respectively.

Balance Sheet as of September 30, 2013
Cash and cash equivalents totaled $3.6 million at September 30, 2013. Current assets and total assets were $8.7 million and $26.7 million, respectively and current liabilities and total liabilities were $11.2 million and $21.3 million, respectively, as of September 30, 2013. Bank debt was reduced to $6.4 million from $7.8 million at December 31, 2012. Shareholder’s equity was approximately $5.5 million.
Conference Call Information
Date: Wednesday, October 30, 2013
Time: 4:30 p.m. EDT
Domestic Dial-in number: 1-877-941-2321
International Dial-in number: 1-480-629-9666
Live webcast: http://public.viavid.com/index.php?id=106575

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Wednesday, November 13, 2013. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international).  At the system prompt, enter the code 4647161 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV ) is an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Alliance Advisors, LLC.
Chris Camarra, 212-398-3487
ccamarra@allianceadvisors.net

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	(Unaudited)
	September 30,	December 31,
	2013	2012
Assets
Current assets
Cash	$3,635,871	$3,381,018
Restricted cash	-	301,158
Accounts receivable, net	4,333,949	5,400,290
Unbilled revenue	14,188	58,219
Intangible, net - current	-	328,665
Other current assets	695,153	467,957
Total current assets	8,679,161	9,937,307

Property and equipment, net	1,303,279	2,110,771
Goodwill	5,760,808	5,760,808
Intangible assets, net	10,522,827	11,138,330
Other assets	454,703	182,387
Total assets	$26,720,778	$29,129,603

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Term and credit notes payable, current portion	$1,333,333	$1,333,333
Accounts payable	7,325,331	10,196,930
Accrued expenses and other current liabilities	2,528,932	1,872,722
Total current liabilities	11,187,596	13,402,985

Deferred tax liability	3,864,600	4,099,000
Term and credit notes payable, long term	5,063,889	6,488,889
Other long-term liabilities	1,143,857	932,377
Total liabilities	21,259,942	24,923,251

Total stockholders' equity (deficit)	5,460,836	4,206,352
Total liabilities and stockholders' equity (deficit)	$26,720,778	$29,129,603

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Net revenue	$14,509,050	$15,481,425	$43,559,257	$37,122,558
Cost of revenue	8,183,064	6,745,028	22,628,243	18,190,120
Gross profit	6,325,986	8,736,397	20,931,014	18,932,438
Operating expenses
Search costs	2,939,584	5,832,243	10,625,638	13,098,236
Compensation	1,412,842	1,634,063	4,727,936	4,518,618
Selling, general and administrative	1,360,610	2,393,826	5,270,986	6,787,183
Total operating expenses	5,713,036	9,860,132	20,624,560	24,404,037
Operating income	612,950	(1,123,735)	306,454	(5,471,599)
Other expense, net	(98,451)	(202,379)	(271,448)	(473,801)
Net income (loss) from continuing operations before taxes	514,499	(1,326,114)	35,006	(5,945,400)
Income tax benefit (expense)	75,699	(8,690)	237,946	(70,667)
Net income (loss) from continuing operations	590,198	(1,334,804)	272,952	(6,016,067)
Net income (loss) from discontinued operations	49,601	14,121	457,709	(142,821)
Net income (loss)	639,799	(1,320,683)	730,661	(6,158,888)
Other comprehensive income
Foreign currency revaluation	(294)	6,084	(418)	505
Total comprehensive loss	$639,505	$(1,314,599)	$730,243	$(6,158,383)
Earnings per share, basic and diluted
From continuing operations	$0.03	$(0.06)	$0.01	$(0.29)
From discontinued operations	-	-	0.02	(0.01)
Net income (loss)	$0.03	$(0.06)	$0.03	$(0.30)
Weighted average shares outstanding
Basic	23,291,468	23,497,123	23,278,003	20,524,853
Diluted	23,447,301	23,497,123	23,329,551	20,524,853

By Segment (Unaudited):
Net revenue
Partner Network	$10,807,377	$6,472,905	$28,232,281	$17,713,488
Owned and Operated Network	3,701,673	9,008,520	15,326,976	19,409,070
Total	$14,509,050	$15,481,425	$43,559,257	$37,122,558
Gross profit
Partner Network	$2,793,999	$848,580	$6,456,050	$2,696,477
Owned and Operated Network	3,531,987	7,887,817	14,474,964	16,235,961
Total	$6,325,986	$8,736,397	$20,931,014	$18,932,438

INUVO, INC.
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Income (loss) from continuing operations before taxes	$514,499	$(1,326,114)	$35,006	$(5,945,400)
Interest expense, net	98,451	127,379	271,448	398,801
Depreciation	409,685	694,143	1,619,719	1,829,715
Amortization	198,501	1,283,226	944,168	4,104,037
Stock-based compensation	239,353	245,614	539,766	632,477
Accrued severances	(623)	-	264,190	-
Merger costs	-	-	-	436,458
Adjusted EBITDA	1,459,866	1,024,248	3,674,297	1,456,088

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income (loss) from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, (v) accrued severance and (vi) indirect costs incurred due to the merger with Vertro. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.